EXHIBIT 5.1

June 10, 2004

Applied Materials, Inc.
3050 Bowers Avenue
P.O. Box 58039
Santa Clara, California 95052-8039

Re:	Post-Effective Amendment No. 1 to Registration Statement No. 333-31291 on Form S-8

Ladies and Gentlemen:

     At your request, we are rendering this opinion in connection with the proposed issuance of an aggregate of 48,000,000 shares of common stock (as adjusted for stock splits) of Applied Materials, Inc., a Delaware corporation (the “Company”), and related options pursuant to the Applied Materials, Inc. Employee Stock Incentive Plan, as amended (formerly named the “Applied Materials, Inc. 1995 Equity Incentive Plan”) (the “Plan”).

     We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Based on such examination, we are of the opinion that the 48,000,000 shares of common stock to be issued by the Company pursuant to the Plan are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to this Post-Effective Amendment No. 1 to Registration Statement No. 333-31291 on Form S-8 (the “Post-Effective Amendment”) and to the use of our name wherever it appears in the Post-Effective Amendment. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Post-Effective Amendment, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, PC

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation